Exhibit (i)

                      [DECHERT PRICE & RHOADS LETTERHEAD]


August 31, 2000


Farmers Investment Trust
222 South Riverside Plaza
Chicago, IL 60606

Re: Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A (SEC File No. 811-09085)

Ladies and Gentlemen:

         Farmers Investment Trust (the "Trust") is a trust created under a written Declaration of Trust dated October 26, 1998. The Declaration of Trust, as amended from time to time, is referred to as the "Declaration of Trust." The beneficial interest under the Declaration of Trust is represented by transferable shares, $.01 par value per share ("Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

         Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1 of the Declaration of Trust, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11 of the Declaration of Trust, the Trustees may authorize the division of Shares into two or more series. Under Article V, Section 5.13 of the Declaration of Trust, the Trustees may authorize the division of Shares of any series into two or more classes. By written instruments, the Trustees have from time to time established various series of the Trust and various classes of those series. The Shares are currently divided into five series (the "Funds"), each of which has two classes.

         By votes adopted on February 12, 1999 and November 10, 1999, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

         We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post Effective Amendment No. 4 to the Trust's Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the continuous offering of the Shares of the five Funds: Income Portfolio, Income with Growth Portfolio, Balanced Portfolio, Growth with Income Portfolio and Growth Portfolio. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.



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Farmers Investment Trust
August 31, 2000
Page 2

         We are of the opinion that all necessary Trust action precedent to the issue of the Shares of the Funds named above has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 4 to the Registration Statement.

                                            Very truly yours,



                                            /s/DECHERT PRICE & RHOADS

                                            DECHERT PRICE & RHOADS